Press Release

Contact:

John C. Stoddart
Shareholder Relations Officer
484-881-4141
john.stoddart@fnbchestercounty.com

First Chester County Corporation
Earnings Increase 6.5%

First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County ("the Bank"), announced today that net income for the first six months of 2002 was $2.8 million, a 6.5% increase over 2001 net income of $2.7 million. The increase is primarily attributed to improvement in the net-interest margin as well as new account relationships developed. Additionally, a non-recurring after tax gain of $172 thousand on the sale of assets contributed to the increase. Total assets for First Chester County Corporation increased 8.1% to $597.4 million compared to $552.5 million at June 30, 2001. President Swope stated, "with recent concerns over accounting and company transactions, I want to reassure our shareholders and customers that First National Bank of Chester County is conducting business with the utmost integrity as the Largest Independent National Bank in Chester County."

Revenue from Financial Management Services assets under management and custody was $1.6 million for the six-months ended June 30, 2002, compared to $1.5 million when compared to the same period in 2001 an increase of 5.7%. This growth can be attributed to continued strong business development efforts focusing on local individuals, businesses, and political and governmental units.

Deposits grew 9.8% or $47.0 million from June 30, 2001 to June 30, 2002. This increase can be attributed to our strong business development efforts as well as the opening of our three new branch locations in 2001, Lionville, New Garden, and Hersheys Mill.

First National Bank of Chester County is participating in the new Pennsylvania Housing Finance Agency Bond Program (PHFA), a statewide homeownership program that will make below-market-rate home mortgage loans available to qualifying homebuyers. President Swope stated, "As Your Hometown Bank(R), First National is committed to helping potential homebuyers achieve their personal and financial goals.


First Chester County Corporation common stock is traded in the over-the-counter market under the symbol of "FCEC."


This release contains certain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, because the assumptions are predictions of future events and circumstances, any of the assumptions could be inaccurate. Therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to in light of future events and developments.

               First Chester County Corporation, parent company of
                    The First National Bank of Chester County
                       SELECTED FINANCIAL DATA (unaudited)

(Dollars in thousands, except per share data)


STATEMENT OF CONDITION                              JUNE 30,                     DECEMBER 31,
----------------------
                                           2002                2001                   2001
                                     ------------------------------------       ---------------

Total Assets                          $  597,362          $  552,522             $  584,332
Gross Loans and Leases                   439,625             415,931                448,110
Total Investment Securities               95,305              88,474                 80,741
Deposits                                 527,337             480,300                498,825
Shareholders Equity                       46,218              44,381                 43,839

STATEMENT OF INCOME                       THREE MONTHS ENDED JUNE 30,             SIX MONTHS ENDED JUNE 30,
-------------------
                                           2002                2001                2002               2001
                                     ------------------------------------       -----------------------------

Interest Income                       $    9,341           $   9,887             $   18,836      $   19,989
Interest Expense                           2,772               4,114                  5,711           8,485
                                          ------              ------                 ------          ------

Net Interest Income                        6,569               5,773                 13,125          11,504

Provision For Loan Loss                      310                 135                    780             370
                                          ------              ------                 ------          ------

Net Interest Income After
  Provision For Loan Loss                  6,259               5,638                 12,345          11,134

Non-Interest Income                        2,059               1,469                  4,245           3,060
Non-Interest Expense                       6,526               5,311                 12,618          10,552
                                          ------              ------                 ------          ------

Income Before Taxes                        1,792               1,796                  3,972           3,642

Income Taxes                                 509                 496                  1,150             992
                                          ------              ------                 ------          ------

Net Income                            $    1,283           $   1,300               $  2,822        $  2,650
                                          ======              ======                 ======          ======


PER SHARE DATA

Net Income Per Share (Basic)          $     0.29           $    0.30               $   0.64        $   0.60
Net Income Per Share (Diluted)        $     0.29           $    0.30               $   0.63        $   0.60
Cash Divided Declared                 $     0.13           $    0.13               $  0.260        $  0.260
Book Value                            $    10.45           $    9.96               $  10.45        $   9.96